Exhibit 99

MEREDITH CORPORATION COMPLETES ACQUISITION OF KMOV-TV IN ST. LOUIS

DES MOINES, IA (February 28, 2014) - Meredith Corporation (NYSE:MDP; www.meredith.com), one of America's leading media and marketing companies, today announced it has completed its acquisition of the broadcast assets of KMOV-TV, the CBS affiliate in St. Louis, from Gannett Co., Inc. (NYSE:GCI) and Sander Media LLC, for $177 million. The transaction will not have a material effect on Meredith’s third quarter or full year fiscal 2014 financial performance.

“We're pleased to add this high-performing station to our portfolio,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “The acquisition of KMOV adds another Top 25 television market to our group, and is consistent with our successful Total Shareholder Return strategy. Together with KCTV (CBS) in Kansas City, Meredith now has powerful local brands in two of the Midwest's top news and sports markets.”

On December 23, 2013, Meredith announced separate definitive agreements to acquire the broadcast assets of KMOV and of two television stations in Phoenix, the nation’s 12th largest market. Meredith expects to complete the acquisition of the Phoenix stations - KTVK - TV, an independent, and KASW - TV, the CW affiliate - by June 30, 2014, subject to regulatory approvals and other customary closing conditions. The license and certain related assets of KASW will be purchased by a third party - SagamoreHill of Phoenix, LLC - and Meredith will provide certain services for the operation of KASW pursuant to a customary services agreement with SagamoreHill, in accordance with Federal Communications Commission local television ownership rules.

In the first full year post closing, all three television stations are expected to generate combined revenues of $105 to $115 million, and be accretive to run-rate earnings per share by $0.16 to $0.18.

Meredith continues to expect fiscal 2014 full year earnings per share to range from $2.60 to $2.95, and fiscal 2014 third quarter earnings per share to range from $0.63 to $0.68. Ranges for both periods exclude operating results and transaction expenses related to the acquisitions of television stations in Phoenix and St. Louis.

SAFE HARBOR

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases syndicated programming or other costs; unauthorized persons accessing our websites or internal networks; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women.  Meredith reaches 100 million American women every month through multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Allrecipes, Every Day with Rachael Ray and FamilyFun - and local television brands in fast-growing markets.

Meredith owns or operates 14 television stations that reach more than 10 percent of U.S. television households:

•	WGCL-TV (CBS) and WPCH-TV (TBS), Atlanta, GA

•	KPHO-TV (CBS), Phoenix, AZ

•	KPTV (FOX) and KPDX-TV (MYN), Portland, OR

•	KMOV-TV (CBS), St. Louis, MO

•	WFSB-TV (CBS), Hartford/New Haven, CT

•	WSMV-TV (NBC), Nashville, TN

•	KCTV (CBS) and KSMO-TV (MYN), Kansas City, MO

•	WHNS-TV (FOX), Greenville-Spartanburg-Anderson, SC/Asheville, NC

•	KVVU-TV (FOX), Las Vegas, NV

•	WNEM-TV (CBS), Flint/Saginaw, MI

•	WSHM (CBS), Springfield, MA

A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments. Meredith has paid a dividend for 66 straight years and increased its dividend for 20 consecutive years. Meredith currently pays an annual dividend of $1.73 per share.

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Media Contact:	Shareholder/Financial Analyst Contact:
Art Slusark	Mike Lovell
Chief Communications Officer	Director of Investor Relations
Phone: (515) 284-3404	Phone: (515) 284-3622
E-mail: Art.Slusark@Meredith.com	E-mail: Mike.Lovell@Meredith.com